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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                 October 1,1999
                Date of report (Date of earliest event reported)


                              CSK AUTO CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)


001-13927                                   86-0765798
(Commission File Number)                    (IRS Employer Identification No.)


645 E. MISSOURI AVENUE, SUITE 400,  PHOENIX, ARIZONA          85012
(Address of Principal Executive Offices)                      (Zip Code)


                                 (602) 265-9200
              (Registrant's Telephone Number, Including Area Code)


                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)
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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On October 1, 1999, CSK Auto Corporation (the "Company"), through its wholly-owned subsidiary, CSK Auto, Inc., acquired from PACCAR Inc. all of the outstanding capital stock of Al's and Grand Auto Supply, Inc., formerly known as PACCAR Automotive, Inc., a retailer of automotive parts and accessories. The purchase price of the stock was approximately $143.2 million in cash and was funded through the Company's senior credit facility, which was increased. There are no material relationships between the Company and PACCAR Inc.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial statements of business acquired.

Financial statements of the acquired business are omitted because it is not presently practicable to provide them. This filing will be subsequently amended to include such financial statements when they become available.

(b) Pro forma financial statements.

Pro forma financial statements are omitted because it is not presently practicable to provide them. This filing will be subsequently amended when such pro forma financial statements become available.

(c) Exhibits

2.1 Stock Purchase Agreement between CSK Auto,Inc., an Arizona corporation and PACCAR Inc, a Delaware corporation dated as of August 20,1999.

4.1 Third Amended and Restated Credit Agreement, dated as of September 30, 1999, among CSK Auto, Inc., The Chase Manhattan Bank, DLJ Capital Funding, Inc., Lehman Commercial Paper Inc. and the lenders from time to time parties thereto.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date :   October 15,1999            CSK AUTO CORPORATION

                                    By:  /s/     Don W. Watson
                                    Don W. Watson
                                    Chief Financial Officer
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                                  EXHIBIT INDEX


2.1 Stock Purchase Agreement between CSK Auto,Inc., an Arizona corporation and PACCAR Inc, a Delaware corporation dated as of August 20,1999.

4.1 Third Amended and Restated Credit Agreement, dated as of September 30, 1999, among CSK Auto, Inc., The Chase Manhattan Bank, DLJ Capital Funding, Inc., Lehman Commercial Paper Inc. and the lenders from time to time parties thereto.